Exhibit (a)(30)

DEUTSCHE DWS GLOBAL/INTERNATIONAL FUND, INC.

ARTICLES OF AMENDMENT

Deutsche DWS Global/International Fund, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended to provide that the series of capital stock of the Corporation currently designated as the “DWS International Growth Fund” series is hereby changed to and redesignated as the “DWS International Opportunities Fund” series.

SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the series of capital stock redesignated pursuant to Article FIRST of these Articles of Amendment are not changed by these Articles of Amendment.

THIRD: The foregoing amendment to the charter as set forth above has been duly approved by a majority of the entire Board of Directors of the Corporation and in the manner and by the vote required under the Investment Company Act of 1940 as permitted by Section 2-604(b) of the Maryland General Corporation Law. Such amendment does not require any action by the stockholders of the Corporation.

FOURTH: These Articles of Amendment shall become effective at 12:00 a.m. Eastern Time on December 1, 2025.

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IN WITNESS WHEREOF, Deutsche DWS Global/International Fund, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 6th day of November, 2025; and its Vice President acknowledges that these Articles of Amendment are the act of Deutsche DWS Global/International Fund, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST	DEUTSCHE DWS GLOBAL/INTERNATIONAL FUND, INC.

/s/Ciara Crawford	/s/John Millette
Ciara Crawford	John Millette
Assistant Secretary	Vice President